                                                        Exhibit No. EX-99.m.3.ii

                         THE UBS FUNDS - CLASS C SHARES

                            DISTRIBUTION FEE ADDENDUM

                           PLAN PURSUANT TO RULE 12b-1

                    UNDER THE INVESTMENT COMPANY ACT OF 1940

     WHEREAS,  The UBS Funds ("Fund") is registered under the Investment Company
Act of 1940,  as amended  ("1940  Act"),  as an open-end  management  investment company; and

     WHEREAS,  the Fund adopted a Plan pursuant to Rule 12b-1 under the 1940 Act
("Plan") on October 29, 2001, as amended from time to time,  with respect to the
Class C shares  ("Class C shares") of its existing  series of shares and of such other series as may be designated by the Fund's board of trustees ("Board") that have Class C shares established; and

     WHEREAS,  the Fund has  established a new series  designated as the UBS Tax
Free  Short-Intermediate  Bond Fund (the "Series") and the Fund desires to adopt the Plan with respect to the Class C shares of the Series; and

     WHEREAS,  the Fund  has  entered  into a  Principal  Underwriting  Contract
("Contract")  with UBS Global  Asset  Management  (US) Inc.  ("UBS  Global  AM")
pursuant to which UBS Global AM has agreed to serve as Principal  Underwriter of the Class C shares of the Series;

     NOW, THEREFORE, the Fund hereby executes this Distribution Fee Addendum and adopts the Plan with  respect to the Class C shares of the Series in  accordance with  Rule  12b-1  under the 1940 Act and  pursuant  to the  following  terms as required by Paragraph 1B of the Plan:

     1.   The Series is authorized to pay to UBS Global AM, as compensation  for
          UBS Global AM's services as Principal Underwriter of the Series' Class
          C shares,  a  distribution  fee at the rate of 0.10% on an  annualized basis of the average  daily net assets of the Series'  Class C shares.
          Such fee shall be calculated  and accrued daily and paid monthly or at such other intervals as the Board shall determine.

     2.   The Series is authorized to pay to UBS Global AM, as compensation  for
          UBS Global AM's services as Principal Underwriter of the Series' Class
          C shares, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Series'  Class C shares.  Such fee shall be  calculated  and  accrued  daily and paid  monthly or at such other intervals as the Board shall determine.

     3.   The Series is subject to all the terms and conditions set forth in the
          Plan.

     IN WITNESS WHEREOF, the Fund has executed this Distribution Fee Addendum on the day and year set forth below in New York, New York.

Date:  [___________]

ATTEST:                         THE UBS FUNDS

By:                             By: